Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-225614 on Form S-3 of Shore Bancshares, Inc. of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shore Bancshares, Inc., which appear in the Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

August 31, 2018